Exhibit 6




             POST-MIX CONCENTRATE/SYRUP ROYALTY AGREEMENT


       AGREEMENT effective this third day of March, 1991, by and between Dr Pepper Company, 8144 Walnut Hill Lane, Dallas, Texas, 75231, a Delaware corporation (hereinafter referred to as "Dr Pepper") and Cadbury Beverages, Inc., 6 High Ridge Park, Post Office Box 3800, Stamford, CT 06905-0800, a Delaware corporation (hereinafter referred to as "Cadbury").

                         W I T N E S S E T H:
                         -------------------

       WHEREAS, Cadbury owns all title and interest in and to the trademark "Canada Dry", and has rights to use the "Sunkist" trademark for certain beverages pursuant to a License Agreement between Sunkist Growers, Inc. ("Cadbury's Licensor") and Cadbury Beverages, Inc. (the "Trademarks") for use in connection with carbonated soft drinks; and
       WHEREAS, Dr Pepper conducts a similar business in connection with a different trademark in the post-mix Retail Food Service business; and
       WHEREAS, Cadbury desires to grant Dr Pepper the right to be its exclusive sales agent for the purpose of marketing, promoting and selling Post-Mix Fountain Concentrate to producing Bottlers and Distributors and Post-Mix Fountain Syrup to non-producing Bottlers and Distributors; and
       WHEREAS, Cadbury desires to grant Dr Pepper the right to be its non-exclusive sales agent for the purpose of marketing, promoting and selling Post-Mix Fountain Syrup to Retail Food Service Accounts; and
       WHEREAS, Dr Pepper desires to accept such grant and to undertake and carry out the marketing, promoting and selling of such Post-Mix Fountain Concentrate and Syrup bearing the Trademarks, subject to the terms and conditions set forth in this Agreement; and
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       WHEREAS, the parties have reached agreement on the terms
  and conditions to be embodied in this Agreement and wish to reduce the terms and conditions to writing.

       NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained and with the intent to be legally bound thereby, Cadbury and Dr Pepper agree as follows:

       1.   Definitions.   As used herein and supplementing any
            -----------
  other definitions of these same terms set forth herein:

            "Bottlers" mean local soft drink bottling companies that are licensed by Cadbury (and, in regard to the SUNKIST brand, by Cadbury's Licensor) to manufacture, distribute and sell soft drink beverages under the Trademarks.

            "Distributor" means an entity licensed by Cadbury (and, in regard to the SUNKIST brand, by Cadbury's Licensor) other than a Bottler, who may produce Post-Mix Fountain Syrup from Concentrate, or who may purchase finished Post-Mix Syrup directly from Cadbury's authorized supplier or a Bottler, for ultimate sale to Retail Food Service Accounts.

            "Parties" and "Party" shall mean Dr Pepper and/or
  Cadbury.

            "Person" means individuals, corporations, partnerships or other legally recognized commercial entities.

            "Post-Mix Fountain Syrup" means the syrup used to produce soft drink products dispensed by the post-mix fountain method and refers to the syrups necessary to produce those and only these soft drink beverage products listed on Exhibit "A" attached hereto.

            "Post-Mix Fountain Concentrate" means the extract ingredients used to produce the Post-Mix Fountain Syrup.

            "Retail Food Service" means food service institutions whose business is the preparation and service of ready-to-eat foods, including but not limited to restaurants, bars and lounges which serve alcoholic beverages (the 'wet market'), convenience stores, mass merchandisers, concessionaires, schools, institutions and cup vending machines dispensing Post-Mix
  Fountain Syrups.
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            "Territory" means the fifty states of the United States
  of America.

            "Trademarks" or in the singular form "Trademark" when required by grammatical context, means those registered and other trademarks listed on Exhibit "B" attached hereto.

            "Trade Dress" means all packaging designs, graphics, layout, ornamental appearance, configuration, coloration, "get-up" and all elements of the packaging and labeling used for or to be used for the Post-Mix Fountain Equipment or designed or developed for use in connection with the same either prior to the execution of this Agreement or while this Agreement or any renewals thereof are in effect, whether created by or under the authority or direction of Cadbury or Dr Pepper.

            "Unit" means Post-Mix Concentrate units shipped, or in terms of Post-Mix Syrup gallons, Post-Mix Syrup gallons manufactured from Post-Mix Concentrate units as follows: Sunkist Post-Mix Syrup: 200 Post-Mix syrup gallons = 1 unit of Post-Mix Concentrate; Canada Dry Post-Mix Syrup: 100 Post-Mix syrup gallons = 1 unit of Post-Mix Concentrate.

            "Net Sales" mean the total sales prices invoiced for all Post-Mix Concentrate sold under this Agreement to producing Bottlers and producing Distributors (or in the case of Post-Mix Syrup manufactured from Post-Mix Concentrate, and sold to non-producing Bottlers, non-producing Distributors and Food Service Accounts, then such Post-Mix Syrup shall be converted back to Post-Mix Concentrate units in accordance with the Unit definition specified in this Paragraph 1), less allowances or refunds actually paid for returned goods. All such Post-Mix Concentrates shall be considered sold when shipped to producing Bottlers and producing Distributors, and in the case of Post-Mix Syrup, all such Post-Mix Syrup shall be considered sold when shipped to non-producing Bottlers, non-producing Distributors and Food Service Accounts.

       2.   Grant of Rights, Licenses and Privileges
            ----------------------------------------
            (a) Cadbury hereby grants to Dr Pepper the non-exclusive right, license and authority to sell, market and promote within the territory Post-Mix Fountain Syrup
  (hereinafter "Syrup") to the Retail Food Service Accounts, and the exclusive license and authority to sell, market and promote within the Territory Post-Mix Fountain Concentrate to producing Bottlers and Distributors (hereinafter "Concentrate") and Syrup to non-producing Bottlers and
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  Distributors under the respective Trademarks and Trade Dress subject to the conditions, standards, and specifications stated herein.
            (b) Cadbury hereby grants authority to Dr Pepper during the term of this Agreement and Dr Pepper agrees to use the Trademarks on all printed material, including without limitation its promotional material, stationery, business cards and invoices used in connection with the business established by this Agreement. Such usages shall be limited exclusively to usages related to the conduct of such business and in accordance with the instructions of Cadbury regarding prescribed use. This authority and all uses hereunder shall cease forthwith on the expiration or termination of this Agreement.
            (c) Cadbury hereby grants to Dr Pepper, during the term of this Agreement and within the Territory, the rights, licenses, and privileges as specifically set forth in paragraphs
  (a) and (b) of this Paragraph 2. The Parties acknowledge that any rights, licenses and privileges not specifically granted herein are not to be construed as part of this Agreement.

       3.   Warranties and Representations of Cadbury and Dr
            ------------------------------------------------
            Pepper.
            ------
            (a)  Cadbury warrants and represents to Dr Pepper that:
  Cadbury is the owner of the CANADA DRY Trademark and has rights to use the SUNKIST Trademarks in the Territory, for the Products listed in Exhibit A, and that Cadbury has the right to grant all of the rights that this Agreement purports to grant to Dr Pepper and, Cadbury further agrees to indemnify and hold Dr Pepper harmless from all claims of any parties whatsoever alleging that Cadbury does not have the right or authority to grant such rights.
            (b) Dr Pepper warrants and represents that it will only sell Concentrate manufactured by Dr Pepper's St. Louis facility pursuant to the Extract Production Agreement by and between Cadbury and Dr Pepper dated May 26, 1989, as amended, and Syrup manufactured by Universal Industries Corporation pursuant to the Agreement by and between Del Monte Corporation, Canada Dry Corporation, Sunkist Soft Drinks Inc. and Universal Industries
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  Page 5



  Corporation dated February 19, 1986, and adopted by Cadbury on July 23, 1986.

            Dr Pepper and Cadbury agree that both parties will enter into good faith discussions and negotiations with respect to the granting of Post-Mix Fountain Syrup production rights (for the products listed on Exhibit A), to Dr Pepper and Cadbury at a mutually convenient time. If said discussions and negotiations result in terms and conditions acceptable to Dr Pepper, Cadbury and Cadbury's Licensor, Dr Pepper will thereby have the right to produce Post-Mix Fountain Syrup, and the grant of such production rights shall be covered under a separate agreement by and among Dr Pepper, Cadbury and Cadbury's Licensor.
            (c) Dr Pepper warrants and represents that it will not, during the term of this Agreement or at any time thereafter, directly or indirectly challenge or deny the validity of, or assert any ownership interests in, any of the Trademarks or Trade Dress.
            (d) Dr Pepper warrants and represents that it has the know-how and expertise to undertake the obligations contained in this Agreement.
            (e) Dr Pepper warrants and represents that it has the number of sales personnel, and will maintain such number of sales personnel necessary to undertake this obligation.

       4.   Trademark/Trade Dress.
            ---------------------
            (a) Dr Pepper acknowledges and agrees that any and all trademark rights, copyrights and other proprietary or intellectual property rights and interest in the Trade Dress are and shall be the sole property of Cadbury and/or Cadbury's Licensor, as the case may be, whether created by or under the authority or direction of Cadbury or Dr Pepper. Dr Pepper shall fully cooperate with Cadbury in the execution, filing and prosecution of any trademark or copyright applications or other similar or related registration applications that Cadbury may at its own expense desire to
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  undertake with respect to items of Trade Dress, and for that purpose Dr Pepper shall promptly supply Cadbury from time to time with such items of packaging, labeling, graphics or pictorial representations thereof or similar material, whether carrying the Trademarks or not, as may be reasonably requested by Cadbury, which are in the possession of or under the custody or control of Dr Pepper. Without further consideration, Dr Pepper will execute or cause to be executed, and will promptly deliver to Cadbury, at any time, whether during the term of this Agreement or when requested within three (3) years after the termination or expiration of this Agreement, such instruments of transfer or other documents as Cadbury may reasonably request to confirm and evidence the above mentioned ownership rights. All goodwill associated with the use of the Trademarks or Trade Dress in connection with this Agreement shall inure solely to the benefit of Cadbury.
            (b) Dr Pepper agrees to promptly notify Cadbury of any actual or potential infringement, passing off, dilution or tarnishment of, or with respect to, any of the Trademarks which comes to its attention. Cadbury shall, at its own cost take reasonable steps to stop violation(s) of the Trademarks and Trade Dress within the Territory. The determination as to what action to take to stop such violation(s) shall be made by Cadbury. Dr Pepper may not institute on its own behalf any such action.
  Cadbury may request Dr Pepper to join with Cadbury in any proceeding or litigation for the protection of the Trademarks and Trade Dress and the goodwill related thereto, and Dr Pepper shall reasonably assist and cooperate with Cadbury in connection with Cadbury's action(s) against such violator(s), as specifically requested by Cadbury. Such assistance and cooperation of Dr
  Pepper shall be at no cost to Cadbury, except that Cadbury will, upon written request by Dr Pepper, reimburse Dr Pepper's invoiced out-of-pocket expenses incurred directly and solely as the result of Dr Pepper's assistance to and cooperation with Cadbury in such action(s).
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            (c)  Dr Pepper agrees to not adopt or use or register
  or attempt to register any trademark which resembles or is confusingly similar to any of the SUNKIST and CANADA DRY
  Trademarks during the term of this Agreement and thereafter.
            (d) Cadbury agrees to keep effective and renew the registrations of the CANADA DRY Trademarks and shall diligently prosecute and shall cause to prosecute applications to register the same, and shall use its best efforts to cause Cadbury's Licensor to keep effective and renew the registrations of the SUNKIST Trademarks. In the event that a registration of a CANADA DRY or SUNKIST Trademark shall expire, or be declared invalid through oversight, government order, or otherwise, Cadbury shall use its best efforts to re-establish the same.
            (e) All Concentrate and Syrup containers, and all dispensing equipment ("equipment") that carry the finished beverage products (the "finished beverage") and advertising therefor shall bear the appropriate Trademark. No trademark other than the SUNKIST or CANADA DRY Trademarks may be used in connection with the sale, marketing or promotion of SUNKIST and CANADA DRY Concentrate, Syrup or finished beverages without the prior written approval of Cadbury. Labels and advertising materials bearing the SUNKIST or CANADA DRY Trademarks shall include a statement that the CANADA DRY Trademarks are owned by Cadbury and that the SUNKIST Trademarks are owned by the Sunkist Grower's Inc. and are licensed for use by them and Cadbury.
            (f) Before any commercial, advertising theme, formats and content, label, carton, bottle design, packaging design or other container, or any other thing bearing any of the Trademarks (the "Trademark Bearing Items") is placed in production or use, a sample or facsimile thereof shall be submitted at least fourteen
  (14) working days in advance of first production or use to Cadbury for its approval, which approval shall not be unreasonably withheld or delayed. If Cadbury shall fail to respond within ten (10) working
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  days of such submission, then such submission shall be deemed to have been approved by Cadbury. Such materials shall be sent by facsimile copy, courier or express mail accompanied by a request that Cadbury acknowledge receipt by return facsimile or by telex. All requests for such approval are to be addressed to:

                      Cadbury Beverages Inc.
                      1770 Indian Trail Road - Suite 150
                      Norcross, GA 30093
                      Attn: Michael Rixman

                 If any item, once approved, is thereafter
  modified, altered, extended, or expanded in any manner after
  Cadbury's approval is given, such change shall be re-submitted to
  Cadbury for approval of such change.  Cadbury's approval shall be deemed granted if Cadbury has not responded within fourteen (14)
  working days from the day of such submission.  Cadbury shall be justified in not approving material if, among other things,
  Cadbury perceives any negative or injurious image or theme flowing from the material, or the material is considered lacking in taste or propriety.
                 Dr Pepper shall be required to obtain all federal,
  state or other governmental or regulatory approvals required in connection with the advertising and promotional materials
  described in this Paragraph 4.
            (g)  With respect to copyrights, Trade Dress and
  tangible advertising materials developed and in fact used by Dr
  Pepper in connection with Syrup sold pursuant to this Agreement,
  Dr Pepper acknowledges Cadbury's or Cadbury's Licensor's ownership of such copyrights, Trade Dress and tangible advertising materials. Dr
  Pepper irrevocably sells, assigns and grants to Cadbury all of Dr
  Pepper's right, title and interest in and to such copyrights,
  Trade Dress and tangible advertising materials.
            (h)  Dr Pepper shall use its best efforts to maintain,
  or to cause to be maintained, any vehicles bearing any of the
  Trademarks at all times in good condition and appearance.
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            (i)  The Syrup, Concentrate and equipment shall be
  labelled and advertised fairly and truthfully.

       5.   Ownership and Confidentiality of Know-How and Beverage
            Formulae.
            ------------------------------------------------------

            Dr Pepper acknowledges that the formulae and other know-how for producing the Canada Dry Concentrate and Syrup are the trade secret and confidential property of Cadbury and that the formulae and other know-how for producing the Sunkist Concentrate and Syrup are the trade secret and confidential property of Cadbury or Cadbury's Licensor as the case may be. Dr Pepper shall have no right to develop any new formula or change any existing formulae given to Dr Pepper by Cadbury for the production for the Sunkist and Canada Dry Concentrate and Syrup unless approved in writing by Cadbury.

       6.   General Requirement of Performance.
            ----------------------------------
            (a)  Performance as to Consumer Complaint.
                 ------------------------------------
                 Dr Pepper shall promptly respond to and cooperate in a business-like manner to resolve consumer or Retail Food Service Account complaints brought to its attention involving any Syrup sold by Dr Pepper, and Bottler/Distributor complaints involving Concentrate sold by Dr Pepper pursuant to this Agreement, and shall promptly provide Cadbury with copies of any such significant complaints, all written responses thereto and summaries of any oral communications relating thereto.

            (b) Performance as to the Retail Food Service Accounts, Distributors and Bottlers.
                 -----------------------------------------
                 Dr Pepper shall regularly and consistently devote its best efforts to vigorously promote the sale, marketing and promotion of the Syrup and Concentrate to the Retail Food Service Accounts, Distributors and Bottlers at Dr Pepper's sole expense by
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  means of effective advertising and promotion programs conducted by Dr Pepper alone and marketing support from Dr Pepper to be offered to the Retail Food Service Accounts, Distributors and Bottlers in order to achieve, maintain and expand distribution and market penetration for the Syrup and Concentrate in the Territory.
                 Dr Pepper shall further exercise its best efforts to increase Retail Food Service Accounts', Distributors' and Bottlers' demand in the Territory, maintain a highly competitive position within the Food Service Industry and promote the efficient and diligent marketing and sale of Syrup and Concentrate in sufficient quantities to meet Retail Food Service Accounts', Distributors' and Bottlers' demand in the Territory. Dr Pepper also agrees to use its best efforts to vigorously and continuously advertise and promote the sale, of the Syrup and Concentrate throughout the Food Service Industry.
            (c)  Performance as to Cadbury.
                 -------------------------
            In its performance in connection with this Agreement, Cadbury shall provide Dr Pepper with ongoing verbal and written communication relating to the Syrup and Concentrate products listed on Exhibit A, as to:

                 (i)   any relevant changes in existing Bottlers;

                 (ii) any relevant changes in the existing license agreement structure within the Cadbury system;

                 (iii) general corporate marketing direction of
                       Cadbury, including the exchange of information that may have an effect on the marketing of the Syrup and Concentrate; and

                 (iv) all current advertising and marketing themes, tag lines, and/or artwork of Cadbury that relate to promoting the Syrup and Concentrate.

            (d)  Performance as to the Furtherance of the Business.
                 -------------------------------------------------
  On a continuing basis, Dr Pepper covenants and undertakes in good faith and with due diligence to devote its best business
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  administration, superintendence, skill, effort and judgment to the maintenance and furtherance of the business contemplated by this Agreement by diligently pursuing new Retail Food Service Accounts, Bottlers and Distributors for the purpose of effectively selling the Syrup and Concentrate, and to expeditiously and economically cooperate with Cadbury in the furtherance of the business contemplated by this Agreement. The performance by Dr Pepper of its obligations hereunder shall at all times be consistent with the highest standards of attention and care required by or relating to the operation of the type of business contemplated by this Agreement.
                 Dr Pepper agrees that upon obtaining potential new Bottlers or Distributors for Cadbury, for the purpose of selling Concentrate and Syrup, Dr Pepper shall secure all papers and information necessary for the approval of the new Bottler's or Distributor's accounts by Cadbury. Such papers and information shall include, but shall not be limited to, an application filled out by the potential new Bottler or Distributor and all the necessary credit information. Dr Pepper acknowledges that the approval or disapproval of the potential new Bottler's or Distributor's application is in Cadbury's sole discretion and Cadbury's decision with respect to the approval or disapproval of said potential new Bottler or Distributor shall be conclusive.
  Dr Pepper further agrees not to make any representation to such potential new Bottlers or Distributors to the effect that
  Cadbury will approve said potential Bottler's or Distributor's account.
            (e)  Performance as to Pricing
                 -------------------------
                 Dr Pepper shall establish Concentrate pricing for those Bottlers and Distributors purchasing the Concentrate. Dr Pepper shall also establish Syrup pricing for the Retail Food Service Accounts purchasing the Syrup. As is customary in conducting its own Retail Food Service business, Dr Pepper shall print and distribute current price lists established by Dr Pepper,
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  and periodic notices of pricing actions concerning the Syrup and
  Concentrate.
            (f)  Covenants of Performance.  Each of the Parties
                 ------------------------
  shall comply with the requirements of this Agreement to be performed by it and meet and comply with all of its obligations in good faith.

       7.   General Conduct of the Business.
            -------------------------------
            In its performance in connection with this Agreement, Dr Pepper shall comply with all applicable governmental laws, rules and regulations and shall timely obtain any and all permits, certificates, licenses and registrations necessary for the full and proper conduct of all phases of the business to be conducted.

       8.   Packaging, Promotional and Advertising Suppliers.
            ------------------------------------------------
            Dr Pepper shall designate from time to time certain entities whom it proposes to appoint as a supplier of containers or packaging for the Syrup and Concentrate or for promotional and advertising materials to be used in marketing the Syrup or Concentrate which will bear the Trademarks. Dr Pepper shall request the approval of each such supplier in writing to Cadbury which approval shall be in Cadbury's sole discretion. Such approval request shall contain particulars as to the items to be supplied. Dr Pepper shall require each such supplier to conform to the standards of graphics that may be set forth by Cadbury.

       9.   Marketing Plans.
            ---------------
            Dr Pepper agrees that it shall develop annually marketing, sales and promotion plans and such other internal plans, budgets and goals necessary or advisable in the opinion of Dr Pepper and Cadbury to obtain distribution and market penetration of the Syrup and Concentrate with the Bottlers, Distributors and the Retail Food Service Accounts in the Territory. Dr Pepper shall submit such plans, budgets and goals to Cadbury by January 15 of each year for
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  approval.  Such approval not to be unreasonably withheld.  If
  Cadbury disapproves of the materials submitted by Dr Pepper on said January 15th date, both parties shall work together to develop such submitted materials that are acceptable to both parties. Dr Pepper shall diligently pursue the implementation of all such plans, budgets and goals and review the implementation thereof with Cadbury on a semi-annual basis during the term hereof.

       10.  Royalty.
            -------
            (a) Royalties shall be accrued when SUNKIST AND CANADA DRY Concentrate units are shipped to approved Sunkist and Canada Dry Bottlers and Distributors and when equivalent units of finished Syrup are shipped to Bottlers, Distributors and Retail Food Service Accounts. Royalties will be calculated as specified in the Net Sales definition of Paragraph 1.

       i.   SUNKIST SYRUP.
            -------------

            Dr Pepper shall pay a royalty to Cadbury based on shipments of Sunkist Concentrate and Syrup as follows:

            (1)  18% of Net Sales per unit up to 750,000 equivalent
                 Syrup gallons.

            (2) 12% of Net Sales per unit from 750,001 equivalent Syrup gallons to 1,500 equivalent Syrup gallons.

            (3) 10% of Net Sales per unit from 1,500,001 or greater equivalent Syrup gallons.

       ii.  CANADA DRY GINGER ALE AND TONIC SYRUP.
            -------------------------------------

            Dr Pepper shall pay a royalty to Cadbury based on shipments of Canada Dry Ginger Ale and Tonic
            Concentrate and Syrup as follows:

            (1)  15% of Net Sales per unit up to 250,000 equivalent
                 Syrup gallons.

            (2) 10% of Net Sales per unit from 250,001 equivalent Syrup gallons to 500,000 equivalent Syrup gallons.

            (3)  8% of Net Sales per unit from 500,001 or greater
                 equivalent Syrup gallons.
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       iii. CANADA DRY SWEET 'N SOUR, COLLINS, AND ALL OTHER SYRUP.
            ------------------------------------------------------

            Dr Pepper shall pay a royalty to Cadbury based on shipments of Canada Dry Sweet 'N Sour, Collins and all other Concentrate and Syrup as follows:
            (1)  15% of Net Sales per unit up to 250,000 equivalent
                 Syrup gallons.

            (2) 10% of Net Sales per unit from 250,001 to 500,000 equivalent Syrup gallons.

            (3) 8% of Net Sales per unit from 500,001 or greater equivalent Syrup gallons.

       (b) All dollar amounts described in this Agreement are expressed in United States dollars and currency. All sums payable by Dr Pepper to Cadbury hereunder shall be paid or payable in United States currency in Stamford, Connecticut (or at such other place designated by Cadbury in a written notice to Dr Pepper) on or before the date due for payment. All amounts not paid when due to Cadbury shall bear interest until payment in full at the prime commercial lending rate as published by Banker's Trust Company, New York, N.Y. from time to time plus one and a half percent (1 1/2%); provided, however, that no interest shall commence to accrue until the tenth (10th) day after the date scheduled for payment.
       (c) On or before the twenty-first (21st) day of the month immediately following the previous month, Dr Pepper shall furnish Cadbury with a written report in a form satisfactory to Cadbury of the quantities and sales dollars from Concentrate units of each Post-Mix product listed on Exhibit A, shipped by Dr Pepper. Additionally, on or before the sixtieth (60th) day after the end of any calendar year during the Term hereof, Dr Pepper shall submit to Cadbury an annual sales report showing each annual volume and dollar sales from Concentrate units for the immediately preceding calendar year for each Post-Mix Fountain product listed on Exhibit A, and package size therefor, shipped by Dr Pepper.
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       (d)  Dr Pepper shall be responsible for any tax withholding requirements imposed by any applicable governmental legislation or regulations with respect to any amounts paid to Cadbury hereunder.

       11.  Marketing and Operating Costs.  During the term of this
            -----------------------------
  Agreement, all marketing and/or operating costs incurred by Dr Pepper in its performance of its obligations hereunder shall be borne exclusively by Dr Pepper. Additionally, Dr Pepper shall be responsible for all order entry and billing which involve the sale of Concentrate and Syrup to Bottlers, Distributors and Food Service Accounts.

       12.  Records and Audits.  Dr Pepper shall keep and maintain
            ------------------
  for at least seven (7) years all records with respect to its performance and activities and all records prepared by it that are required by this Agreement and all reports received from Food Service Accounts, Bottlers and Distributors with respect to all sales of Sunkist and Canada Dry Concentrates and Syrups, which records shall be prepared in conformity with its ordinary course of business practice and U.S. generally accepted accounting principles. Dr Pepper shall keep full, true and accurate books of account and other records containing all the continuing royalties payable by it hereunder.  Cadbury shall have the right to have, at its own expense, authorized employees,
  representatives, independent auditors, lawyers or accountants inspect during regular business hours, said books, records and supporting data as well as the production facilities utilized by
  Dr Pepper to produce the Concentrates and Syrups. Cadbury shall have the right to share information from all such books, records and supporting data, relating to Sunkist Concentrate and Syrup with Cadbury's Licensor.
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       13.  Confidentiality.
            ---------------
            Dr Pepper shall treat all trade secrets of a commercial, technical or other nature, received from Cadbury as confidential information, and shall treat any information
  (including but not limited to Know-how as set forth in Paragraph
  5 of this Agreement) designated in writing as confidential by Cadbury as confidential information and shall not disclose such information to others or use such information for purposes other than for implementing the terms of this Agreement. Dr Pepper agrees to take all measures to prevent persons who have a legitimate right of access to or use of the information from disclosing it to persons or entities, even within Dr Pepper's organization, who do not have a need to know such information. Cadbury undertakes corresponding obligation of confidentiality with regard to any information supplied to it by Dr Pepper hereunder which is identified in writing as confidential information.

            The obligations of the parties under this Paragraph shall survive the termination of this Agreement. The above provisions of confidentiality shall not apply to any information which either party has in its possession at the time of its disclosure to the other party as evidenced by written records of the parties, or information which at the time of receipt by either party is in the public domain.

       14.  Business Review.
            ---------------
            Dr Pepper agrees that it shall, at all times, have on its staff a knowledgeable senior official experienced in servicing Food Service Accounts, Bottlers and Distributors, as primary liaison with Cadbury. Dr Pepper shall keep Cadbury through direct contact with this individual, apprised of the current state of the Food Service business. As part of its fulfillment of this obligation, Dr Pepper shall provide for quarterly business review meetings with management representatives of Cadbury. Participants of the business review meetings shall be kept advised of business operations, marketing, advertising and sales promotion expenditures, planning, pricing, personnel and financial matters and will be given an updated and general overview of the business relating to Sunkist and Canada Dry Concentrate and Syrup.

       15.  Term, Breach and Termination for Cause.
            --------------------------------------
            (a) This Agreement shall continue in effect for an initial term commencing April 1, 1991 and ending December 31, 2000. If this Agreement shall be in effect at the end of the initial term, and if all other requirements of this Agreement are otherwise satisfied, Dr Pepper shall have the right and option to renew this Agreement for separate, additional and immediately successive terms of one (1) year each on the terms and conditions as provided in this Agreement; provided, however, that at both the time of the exercise of such an option and at the time at which the succeeding option or renewal term relating to such exercise is to commence, any of the following conditions shall prevail:

                 (i)       Dr Pepper has timely satisfied all
                           monetary obligations owed by Dr Pepper
                           to Cadbury throughout the initial term
                           and any renewals of this Agreement;

                 (ii) Neither party has given the other party written notice of its election not to renew hereunder not less than one hundred eighty (180) days prior to the end of the term then expiring; or

                 (iii) Dr Pepper is not in breach or violation or otherwise in default of any obligation or duty owed to Cadbury and has substantially complied with all of the terms and conditions of this Agreement and any amendment thereof or successor hereto.

            (b) If any of the foregoing provisions or conditions are not satisfied, the exercise of such option shall be null and void and there shall be no extension of the term of this Agreement.

  Nothing in this paragraph shall be deemed to effect or be construed as effecting any other termination provision of this Agreement.
            (c) If, at any time during any consecutive six month period during the term hereof, the volume of Concentrate sold by Dr Pepper in the Territory falls below 85% of the Concentrate volume sold by Dr Pepper for the same six month period of the previous year, than Cadbury may terminate this Agreement with a six month opportunity to cure by Dr Pepper. If said breach shall not have been rectified to Cadbury's satisfaction within said six month period, then this Agreement shall be deemed terminated on the date immediately following said six month period.
            (d) Dr Pepper may terminate this Agreement without cause at any time after the date hereof, by giving notice to Cadbury not less than one hundred eighty (180) days in advance of the termination date.
            (e) Either Party may terminate this Agreement, upon giving the other party thirty (30) days written notice to that effect subject to the "Redress of Breach" paragraph hereof, because of a breach of a material provision of this Agreement or if any one of the following events occur:
       i. If the other party makes an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent or shall file any petition or answer seeking reorganization, arrangement, liquidation or similar relief or shall file an answer admitting the material allegations of a petition against it for any such relief; or
       ii. If within sixty (60) days after the commencement thereof, any proceeding against the other party seeking reorganization, arrangement, liquidation or similar relief shall not have been dismissed; or
       iii. If any court, tribunal, or government agency should require directly or indirectly alteration or modification of any term or condition of this Agreement to the substantial detriment of a party hereto; or

       iv.  If the other party dissolves or ceases to do business.

       16.  Redress of Breach.
            -----------------
            Notwithstanding Paragraph 15, if either party fails to fulfill any of its obligations under this Agreement (the "Defaulting Party"), the other party (the "Notifying Party") may pursue all rights and remedies provided by law for redress of breach of an agreement, including without limitation the right to terminate this Agreement, by giving the Defaulting Party thirty
  (30) days written notice thereof, during which period the Defaulting Party shall be given the opportunity to cure its default. If such default is not cured within that period or any extension period thereof, granted in the reasonable discretion of the Notifying Party, the Notifying Party may initiate any and all remedies provided by law or by this Agreement including termination. Should the Notifying Party elect in its sole discretion, to terminate this Agreement, the termination shall become effective upon the expiration of the notice period or any extension period thereof.

       17.  Obligations on Termination or Expiration.  On
            ----------------------------------------
  expiration or termination for any reason, this Agreement and all rights granted hereunder to Dr Pepper shall forthwith terminate provided, however, that Dr Pepper shall remain liable for any damage to Cadbury arising or flowing from its breach or failure to perform any of its duties, obligations or undertakings owed to Cadbury under this Agreement, and for any action, suit, consumer's complaint and the like, arising out of Dr Pepper's sale of Syrup and Concentrate that causes, among other things, injuries, sickness and death to consumers, and Cadbury shall be liable to Dr Pepper for any liability arising out of Cadbury's breach or failure to perform any of its duties, obligations or undertakings owed to Dr Pepper under this Agreement. In addition, on expiration or termination:

            (a) Dr Pepper shall not thereafter, directly or indirectly, represent itself to be or hold itself out as an authorized agent or licensee of Cadbury for Syrup or Concentrate.
            (b) Dr Pepper shall immediately cease and terminate all uses, in any manner whatsoever, of the Trademarks licensed hereunder or any colorable imitations thereof, whether in a trademark sense or not, including use in any corporate, divisional or any other business name, and Dr Pepper shall take all necessary steps to disassociate itself from the Trademarks and also agrees not to register or to use any trademark similar to or likely to cause confusion with the Trademarks.
            (c) No packaging, marketing or promotional materials identified with the Trademarks will be used or permitted to be used by Dr Pepper after termination, except to dispose of any remaining inventories of the Syrup, Concentrate and packaging materials as set forth below.
            (d) In the event of termination of this Agreement under the provisions of Paragraph 15, Dr Pepper agrees to sell to Cadbury or its appointee, should Cadbury in its sole discretion, decide to purchase, any remaining inventories of Syrup and Concentrate in usable condition at Dr Pepper's actual manufacturing cost in the case of Concentrate, and at Dr Pepper's actual cost in the case of Syrup, as well as usable packaging materials identified with the Trademarks at Dr Pepper's cost. Cadbury shall not be obliged to buy any such remaining inventory, and any such remaining inventory not purchased by Cadbury shall be destroyed by Dr Pepper at Dr Pepper's expense.
            (e) Dr Pepper shall immediately cease and terminate all uses of confidential information or proprietary information learned by Dr Pepper in connection with this Agreement or during operations hereunder and shall not disclose any of the same to any third party.

            (f) Any indebtedness or sums of money which may then be owing or which are to become due and owing by Dr Pepper to Cadbury and by Cadbury to Dr Pepper shall become due and payable immediately.
            (g) In accordance with Paragraph 4(a) herein, Dr Pepper shall forthwith transfer and assign all Proprietary Rights, including, but not limited to, any copyrights it may have in all the advertisements, promotions and characters used by Dr Pepper in connection with the marketing of the Syrup and Concentrate to Cadbury or its appointee by, without limitation, executing such documents and doing such other acts and things as may be necessary in the opinion of counsel for Cadbury to accomplish such transfer in any of the same that it may hold.

       18.  Assignment and Transfer.
            -----------------------
            Dr Pepper acknowledges that the rights and duties set forth in this Agreement are personal in nature and that Cadbury has entered into this Agreement in reliance on Dr Pepper's business and sales skills, financial circumstances, capacity, reputation and other factors deemed appropriate by Cadbury. Accordingly, neither this Agreement nor any part thereof or interest therein, may be sold, assigned, transferred, conveyed, delegated, subcontracted, sublicensed, encumbered or made subject to a security interest or otherwise disposed of in any manner whatsoever, including any transfer to a surviving company or a newly constituted company in the case of a merger or consolidation (collectively "Assignment"), by Dr Pepper without the prior written consent of Cadbury. Any such Assignment shall be void and shall constitute a breach of this Agreement entitling Cadbury to exercise all of its rights and remedies in the event of breach, including without limitation, the right exercisable in Cadbury's sole discretion to terminate this Agreement.

       19.  Indemnity.
            ---------
            (a) Dr Pepper hereby assumes full responsibility for and shall indemnify, defend and hold Cadbury and all of its officers, directors and employees harmless from any liability, loss, cause of action, expense (including reasonable attorney's fees and disbursements), claim or fine paid or incurred by or asserted against Cadbury or its officers, directors and employees, involving or arising in connection with Dr Pepper's performance or operations under this Agreement or any failure by Dr Pepper to meet any obligation to Cadbury relative to this Agreement or involving or arising out of any injury or death to any persons or injury or damage to any property or business resulting from or in connection with activity to be performed by Dr Pepper in connection with this Agreement, or the preparation, storage, handling, distribution, sale, transportation or use of Syrup and Concentrate prepared or sold by or on behalf of Dr Pepper; provided, however, that the foregoing shall in no way require any indemnification to the proportional extent that any liability, loss, expense, claim, cause of action or fine arises proximately from any negligent act or omission of Cadbury with respect to its obligations undertaken pursuant to this Agreement. At its own expense, Cadbury reserves the right to participate by counsel of its own choosing in any defense which is being provided to it under the terms of this Paragraph.
            (b) Cadbury hereby assumes responsibility for and shall indemnify, defend and hold Dr Pepper and its officers, directors and employees harmless from any liability, loss, cause of action, expense (including reasonable attorney's fees and disbursements), claim or fine paid or incurred by or asserted against Dr Pepper or its officers, directors and employees involving or arising in connection with Cadbury's performance under this Agreement or involving or arising out of any injury or death to any persons or injury or damage to any property or business resulting from or in connection with activity to be performed by Cadbury in connection with this Agreement or the use of defective formulae or components thereof supplied by Cadbury to Dr Pepper for the production of the Syrup and Concentrate; provided however, that the foregoing shall in no way require any indemnification to the proportional extent that any liability, loss, expense, claim, cause of action or fine arises proximately from any negligent act or omission of Dr Pepper with respect to its obligations undertaken pursuant to this Agreement. At its own expense, Dr Pepper reserves the right to participate by counsel of its own choosing in any defense which is being provided to it under the terms of this paragraph.

       20.  Risk of Loss.  Title to the Syrup shipped by Universal
            ------------
  Industries Corporation to Dr Pepper, and the risk of loss thereto shall pass to Dr Pepper at the time each shipment of such Syrup is accepted by Dr Pepper at Dr Pepper's production facility in St. Louis, Missouri. Thereafter, title to said Syrup and Concentrate and the risk of loss thereto shall remain with Dr Pepper, and Dr Pepper shall be responsible for all loss involving the Syrup and Concentrate.

       21.  Force Majeure.  Whenever affirmative performance by
            -------------
  either Party or any of its obligations hereunder, other than the payment of money due, is substantially and completely interrupted or prevented by reason of an act of God, strike, lockout, labor troubles or other industrial disturbance, transportation dislocation, shortage of supplies or fuel, casualty, civil strike or circumstance beyond a reasonable, good faith control of the Party required to act, such performance shall be excused for the period during which such state of affairs continues. In the event that such Force Majeure conditions continue beyond ninety (90) days, Cadbury shall have the right to terminate this Agreement by giving Dr Pepper thirty (30) days written notice to that effect.

       22.  Limitation of Rights.  As more specifically stated in
            --------------------
  this Agreement, Cadbury has rights to the SUNKIST Trademark pursuant to a License Agreement between the Sunkist Growers Inc. and Cadbury Beverages Inc. Dr Pepper agrees and acknowledges that the rights of Dr Pepper to sell Sunkist Syrup and Concentrate is limited to the rights granted in said License Agreement between Cadbury and Sunkist Growers Inc. Dr Pepper further agrees and acknowledges that notwithstanding any other provision of this Agreement, in the event said License Agreement between Cadbury and Sunkist Growers Inc. terminates, Cadbury shall have the right to forthwith terminate the rights granted by this Agreement to Dr Pepper regarding the sale of Sunkist Syrup and Concentrate.

       23.  Notice.  All notices given or required to be given
            ------
  under this Agreement or pursuant hereto shall be in writing and delivered personally or sent by United States first class, postage prepaid mail to the address listed herein or at such other address as a party may, by written notice, designate to the other party. If delivered personally, the date on which the notice is personally delivered shall be the date on which the notice is given; if delivered by mail, the date on which the notice is mailed shall be deemed to be the date on which the notice is given:

  If to Dr Pepper:                        If to Cadbury:

  Dr Pepper Company                       Cadbury Beverages Inc.
  Attn: Vice President                    Attn: Robert C. Zapletal
  Marketing Fountain Food Service         6 High Ridge Park
  8144 Walnut Hill Lane                   P.O. Box 3800
  Dallas, TX 75231-4372                   Stamford, CT 06905

  With a copy to:                         With a copy to:
  Dr Pepper Company                       Cadbury Beverages Inc.
  Attn: General Counsel                   Attn: General Counsel
  8144 Walnut Hill Lane                   6 High Ridge Park
  Dallas, TX 75231-4372                   P.O. Box 3800
                                          Stamford, CT 06905

       24.  Sales Personnel.  Dr Pepper shall be responsible for
            ---------------
  the hiring of all personnel necessary for the successful implementation of the terms and conditions contained in this Agreement. Such personnel shall be deemed employees of Dr Pepper, and Dr Pepper shall comply with all Federal, state and local law regarding an employer, and therefore shall be responsible for all tax withholding required under the law relating to employees.

       25.  Waiver.  Any waiver by any party of a breach of any
            ------
  provision of this Agreement shall not operate or be construed as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the parties.

       26.  Applicable Law.
            --------------
            (a) This Agreement shall take effect upon acceptance and execution by Dr Pepper, and shall be governed, enforced, applied and interpreted under the laws of the State of New York applicable to agreements to be performed therein, which laws shall prevail in the event of any conflicts of law. Dr Pepper and Cadbury agree that proper jurisdiction and venue shall lie in New Haven, Connecticut in all actions arising out of this Agreement.
            (b) No right or remedy conferred upon or reserved to any Party by this Agreement is intended to be, nor shall it be deemed to be exclusive unless specifically granted or reserved herein this Agreement. All rights and remedies permitted or provided by law or equity shall be available to the Parties.
            (c) Nothing herein contained shall bar a Party's right to obtain injunctive relief under normal or usual equity or law rules, including the applicable rules for obtaining restraining orders and preliminary injunctions, against threatened conduct that will cause a Party loss or damage.

       27.  Entire Agreement.  This Agreement, the documents
            ----------------
  referred to herein and the Exhibits attached hereto shall supersede and cancel any and all prior existing agreements, understandings, representations or statements, if any, either oral or in writing, between the Parties with respect to the subject matter hereof and contain the entire agreement of, and all of the covenants and agreements between, the Parties with reference to the subject matter hereof. No amendment, change or variance from this Agreement shall be valid or binding on either Party unless it is made in writing, specifies with particularity the nature of such modification or amendment, and is signed by the Parties.

       28.  Separability.  If any provision of this Agreement is
            ------------
  held to be invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect; and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

       29.  Headings.  The headings in this Agreement are solely
            --------
  for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

       30.  Counterparts.  This Agreement may be executed in
            ------------
  duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the authorized representatives of the parties have signed this Agreement on the date written below.


  DR PEPPER COMPANY                        CADBURY BEVERAGES INC.

  By:/s/ True H. Knowles                   By:/s/ Robert Zapletal
     ----------------------                  ----------------------

  Title: President of Dr. Pepper, U.S.A.   Title: President of Schweppes/
        --------------------------------          Sunkist Division
                                                 ------------------------

  Date:         3/4/91                     Date:         2/25/91
       --------------------                    --------------------

                             EXHIBIT "A"
          LIST OF POST-MIX FOUNTAIN SYRUPS AND CONCENTRATES



  1.   SUNKIST ORANGE

  2.   CANADA DRY BEVERAGES:       GINGER ALE

                                   TONIC

                                   SWEET 'SOUR

                                   COLLINS


                                   ALL OTHER CANADA DRY FOUNTAIN
                                   PRODUCTS CARRIED IN POST-MIX
                                   SYRUP FORM

                             EXHIBIT "B"
                              TRADEMARKS

  1.   SUNKIST

  2.   CANADA DRY